HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053
Phone: 602.504.5000
Fax: 602.504.4655

December 26, 2007

Mr. Norman Stout
2851 W. Kathleen Road
Phoenix, Arizona 85053

Dear Norman:

Upon execution by you and Hypercom, this letter will constitute your agreement for employment services (the “Agreement”) with Hypercom Corporation (“Hypercom” or the “Company”).

1.	Position with the Company. Hypercom is pleased to offer you the position of Chairman of the Company, based at the Company’s headquarters in Phoenix, Arizona. You may be called upon to serve in additional or other capacities from time-to-time during your tenure with the Company. You will faithfully and diligently perform all lawful duties commensurate with these positions, including those duties directed by the Company’s Board of Directors (the “Board”). In addition, effective as of the date of the first regularly scheduled meeting of the Board after the date hereof you shall be appointed to serve as the chairman of the Board, performing those duties customarily performed by the chairman of the board of a public company traded on the New York Stock Exchange.

2.	Term. Your employment by the Company will be effective as of 12:01 a.m. on December 31, 2007 and will terminate on June 30, 2009 (the “Term”), unless you and the Company agree to renew your employment relationship and/or terminate the relationship prior to the end of the Term.

3.	Compensation. You will receive the following compensation for your services:

(a)	You will receive a base salary of $350,000 per year, which may be adjusted from time-to-time (the “Base Salary”) at the sole discretion of the Board. The Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies in effect from time-to-time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)	Your annual bonus compensation shall be an amount equal to the amount of the annual cash bonus payment as earned by the Company’s Chief Executive Officer, if any, during the Term of this Agreement. The determination as to whether the Chief Executive Officer has earned annual bonus compensation will be made by the Compensation Committee of the Board in its sole discretion, and the bonus will be paid to you within five (5) business days following such determination but in any event not later than the 15th day of the third month following the end of the applicable bonus year.

(c)	Effective on January 15, 2008, the Compensation Committee of the Board will grant to you fifty thousand (50,000) shares of restricted common stock pursuant to the Company’s Long-Term Incentive Plan and subject to the terms set forth in the Company’s form of restricted stock agreement. Such shares will be owned by you effective immediately upon the date of the grant, provided, however, that if you are no longer a board member or employed by the Company on January 1, 2009 for any reason other than your death, disability, or termination of employment by the Company without Cause, or your resignation for Good Reason, this grant may be forfeited upon the Board’s discretion and any taxes paid by the Company on your behalf shall be repaid. You will agree to timely file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed on the entire value of the shares on the date of grant. Consequently, the Company shall make an additional payment (the “Gross-up Payment”) to you equal to the highest marginal applicable federal state and local taxes calculated on the total income you are required to include on your federal and state income tax returns as a result of filing this 83(b) election (but excluding the amount of income you will be required to include as a result of the Gross-up Payment itself). Any Gross-up Payment to be paid pursuant to this Agreement shall be timely withheld by the Company and paid over to the applicable taxing authorities. The Company acknowledges that you currently are a resident of Arizona for state income tax purposes for purposes of this subsection 3(c) and any other appropriate provision of this Agreement.

(d)	You agree to purchase the Company’s common stock in an amount equal to $265,000. Such purchase shall be made on the open market at the first window of opportunity available immediately following the date of this Agreement subject to such window being open within one year of your first day of employment with the Company.

(e)	Effective on January 15, 2008, the Compensation Committee of the Board will grant to you an option to purchase five-hundred thousand (500,000) shares of common stock of the Company (the “Option”) pursuant to the Company’s Long-Term Incentive Plan (and the Company’s form of option agreement) with a per share exercise price equal to the fair market value of the per share price of the common stock on the date of grant. The Option shall vest and be fully exercisable on the first anniversary of your first day of employment, with respect to thirty-three and one-third percent (33.33%) of the total number of shares subject to the Option. The remaining sixty-six and two-thirds percent (66.67%) of the Option shall vest in equal monthly installments over a period of twenty-four (24) months thereafter. The Option is intended to be treated as an “incentive stock option” to the maximum extent permitted under the Code.

(f)	You will be eligible, but not entitled, to receive additional grants of stock options and restricted capital stock of the Company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

(g)	You may participate in any pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are, and remain, eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan.) The Company reserves the right to modify, suspend or terminate its benefit programs in its sole discretion.

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures. Any reimbursement you are entitled to receive pursuant to this Section shall be (a) be paid no later than the last day of the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year, and (c) not be subject to liquidation or exchange for another benefit.

5.	Termination for Cause or by Voluntary Resignation.

(a)	The Company may terminate you for Cause, as defined below. Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be. Your right to exercise any vested options shall be in accordance with the provisions of the Company’s applicable Long Term Incentive Plan and option agreement.

(b)	For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement, (iii) are charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board to be true and to adversely reflect upon the Company’s standing in the community, or (iv) have engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

(c)	In the event of your voluntary resignation from employment, you agree that you shall provide the Company with ninety (90) days’ advance written notice to the Board.

(d)	The Company acknowledges that you are and intend to continue to be Chief Executive Officer of Mitel US, and intend to continue to perform the duties of that position.

6.	Death or Disability.

(a)	Except as provided in this subsection 7(a), no salary or benefits shall be payable under this Agreement following the date of your death. In the event of your death, any Base Salary earned by you up to the date of your death, as well as any unreimbursed expenses or Gross-up Payment, shall be paid to your estate or named beneficiary within ninety (90) days following your death. In addition, the title to (i) such restricted common stock granted pursuant to subsection 3(c) hereof, and (ii) any other restricted common stock not governed by a conflicting agreement or performance requirements (including the restricted stock granted pursuant to subsection 3(d) hereof), the vesting of which is contingent upon continued employment with the Company, shall immediately pass to your estate or named beneficiary.

(b)	If during the term of your employment, you become so disabled or incapacitated by reason of any physical or mental illness or any substance or chemical dependency which renders you unable to perform the services required of you pursuant to your employment for a continuous period of three (3) months, then, at the option of the Board, your employment will terminate at the end of such three (3) month period, provided that (i) the Board exercises reasonable efforts to accommodate such disability in accordance with the American with Disabilities Act, and (ii) during such period of disability, incapacity or incapacity, you will be paid your Base Salary and expenses otherwise payable to you.

(c)	In the event of your death, for a period of twelve (12) months from the date of death the Company will pay for COBRA benefits (or the equivalent) for your surviving spouse and dependents covered by the Company’s group health plan at the time of your death. In the event of your termination on account of disability, for a period of twelve (12) months from the date of termination the Company will pay for COBRA benefits or the equivalent for you, your spouse, and your dependents covered by the Company’s group health plan at the time of termination.

7.	Termination by the Company Other than for Cause or by You for Good Reason. In the event that you are involuntarily terminated by the Company without Cause (other than as a result of your death or disability) or you terminate your employment for Good Reason at anytime during the Term of this Agreement, and provided that the release of claims contemplated by Paragraph 18 below becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your employment termination, you will be entitled to:

(a)	an amount equal to the greater of (i) one year’s Base Salary, less withholding, at your then current Base Salary rate, or (ii) the aggregate amount of Base Salary at the rate then in effect that would be paid from the date of your termination to the end of the Term had you remained employed through such period, which amount will be paid in a lump sum on the thirtieth (30th) day following your employment termination date;

(b)	immediate vesting of all your unvested restricted stock, if any, and your options to purchase common stock of the Company, the exercise price of which is less than the then fair market value of such common stock upon the date of termination, and such options shall remain exercisable until the expiration date of their original terms; and

(c)	payment by the Company for a period of twelve (12) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment.

Notwithstanding the foregoing, this Paragraph 7 shall not apply to a termination of your employment to which Paragraph 8 applies.

8.	Termination for Other than Cause or by You for Good Reason Following Change of Control. If, within a period of twelve (12) months following a Change of Control, as defined in the Definition section, attached hereto, you are involuntarily terminated by the Company without Cause (other than as a result of your death or disability) or you terminate your employment for Good Reason, and provided that the release contemplated by Paragraph 18 below becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment, you will be entitled to:

(a)	an amount equal to the greater of: (i) a payment equal to eighteen (18) months of Base Salary at the rate then in effect, or (ii) the aggregate amount of Base Salary at the rate then in effect that would be paid from the date of your termination to the end of the Term had you remained employed throughout such period, which amount will be paid in a lump sum on the thirtieth (30th) day following your employment termination date;

(b)	immediate vesting of all your unvested restricted stock, if any, and your options to purchase common stock of the Company (or its successor), the exercise price of which is less than the then fair market value of such common stock upon the date of termination, and such options shall be exercisable until the expiration date of their original terms; and

(c)	payment by the Company for a period of eighteen (18) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment.

9.	Termination As Employee But Continued Service as Chairman of the Board. Notwithstanding Paragraph 5, in the event you should resign from your employment as Chairman of the Company but continue to serve the Company as Chairman of the Board and the Board determines that it will not appoint a Chairman of the Company to replace you, you will be entitled to immediate vesting of all your unvested options to purchase common stock upon the date of your resignation and such options shall remain exercisable until the expiration date of their original terms. You shall be entitled to Base Salary, then in effect, through your resignation date.

10.	Post-Employment Obligations. Your employment is expressly contingent upon you executing and delivering to the Company the Hypercom Confidentiality & Non-Solicitation Agreement, attached hereto as Exhibit A.

11.	Representations. You acknowledge that this offer of employment is based on, and the Company is relying upon, your representation that: (i) you are not prohibited from contacting the Company or entering into any employment arrangement with the Company; (ii) you rightfully possess any and all information that has been discussed or may be discussed with the Company in the future; (iii) no other person or entity has any interest in such information, arising out of any current or previous employment relationship or otherwise; and (iv) you have the lawful right to disclose such information to the Company, that such disclosure or any employment arrangement with the Company, will not violate the terms of any employment, non-compete, non-solicitation, confidentiality or non-disclosure agreement, or any other similar agreement, contract, law, code, regulation, or other rights, obligations or prohibitions applicable to such information, and that such information could not be considered in any way a trade secret in any jurisdiction.

12.	Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 11, and any purported assignment in violation thereof will be null and void. Subject to the provisions of Paragraph 8, any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor the terms of this Agreement with such business substituted for the Company as the employer.

13.	Notices. Any notice, election or communication to be given hereunder will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attn: General Counsel

If to you:

Norman Stout

2851 W. Kathleen Road

Phoenix, Arizona 85053

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

14.	Entire Agreement. Except for the Hypercom Employee Confidentiality & Non-Solicitation Agreement attached hereto as Exhibit A, the Company’s Long-Term Incentive Plan or any other incentive plan and related forms and agreements governing any equity incentive awards subject to this Agreement and the Company’s policies and procedures to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

15.	Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality.

16.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

17.	Withholding and Release. You hereby acknowledge that you have carefully reviewed the provisions of this Agreement and agree that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any compensation to be provided to you following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) any continuing obligations required by law or provided herein, and (ii) for any continuing obligations of indemnification due you as an officer (or a former officer).

18.	Code Section 409A.

(a)	Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of your termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service will be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)	The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement.

We look forward to working with you to fully enable your and our shareholders’ mutual success.

Sincerely,

/s/ Daniel D. Diethelm
Daniel D. Diethelm
For the Board of Directors

Accepted by:

/s/ Norman Stout
Norman Stout
12/26/07
Date of Acceptance

Definitions Applicable to Employment Agreement

Dated December 26, 2007, Between Norman Stout and Hypercom Corporation

“Change of Control” means and includes each of the following:

(1) the acquisition of beneficial ownership, directly or indirectly, of securities having 50% or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another either at one time or over a series of purchases. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934. For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement

(2) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 50% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(3) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(4) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent:

(1) you suffer a reduction in position or a material adverse change in your functions, duties or responsibilities, For the avoidance of doubt, if you are not Chairman of the ultimate parent entity of the Company and Chairman of the Board of the ultimate parent entity of the Company at any time during the Term and any extension thereof, you shall have suffered a reduction in your duties; or

(2) your Base Salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in your Base Salary or benefits as part of overall reduction applicable to all or substantially all other officers);

(3) provided, however, that your voluntary termination of employment with the Company will not be deemed for Good Reason unless (i) you have notified the Board in writing within ninety (90) days following the first occurrence of any of the foregoing conditions of the occurrence of such condition, or the Company has knowledge that any of the foregoing conditions shall have occurred, and (ii) the Company has failed to correct such condition within thirty (30) days following the date of such notice.

EXHIBIT A

HYPERCOM EMPLOYEE CONFIDENTIALITY &
NON-SOLICITATION AGREEMENT

This Confidentiality & Non-Solicitation Agreement (“Agreement”) is entered into by and between Hypercom Corporation, its subsidiaries, affiliates, successors and assigns (the “Company”), and Norman Stout (“Employee”).

Section One
Background to the Agreement

1.1 The Company is in the business of providing electronic payment solutions, including card payment terminals and peripherals, networking equipment and software applications and services for those devices (“Company Business”). What distinguishes the Company from its competitors is the knowledge and expertise which the Company has developed over time to determine, evaluate, and service its customers’ needs.

1.2 Employee performs essential services for the Company. As part of these essential services, Employee will meet and develop close working relationships with the Company’s Business Associates (as defined below). In addition, Employee will work with and have access to the Company’s Confidential Information (as defined below).

1.3 This Agreement is important to protecting the Company’s business interests. If Employee violates any of the terms of this Agreement, it would harm the goodwill and diminish the value of the Company.

1.4 The compensation and professional growth opportunities made available to Employee through employment with the Company is fair and adequate consideration for entry into this Agreement. Employee need not accept or continue employment with the Company. Employee’s compliance with this Agreement is a condition of Employee’s employment or continued employment with the Company.

1.5 For these and other reasons, and because there are many other employment opportunities available to Employee if his/her employment with the Company should end, Employee agrees that the terms of this Agreement are fair, reasonable and voluntarily entered into.

Section Two
The Covenants

2.1. Exclusivity of Services; Conflict of Interest. While employed by the Company, Employee will devote business time and best efforts to the Company and not engage in any activity that creates an actual or potential conflict of interest with the Company. The Company acknowledges that Employee is and intends to remain the Chief Executive Officer of Mitel US and intends to perform the duties of that position. A conflict of interest includes Employee directly or indirectly, competing with the Company in any way, or acting as an officer, director, executive, consultant, stockholder, volunteer, lender, or agent of any business engaged in Company Business. The Company does not believe that Mitel is a competitor of the Company. Should any matter of dealing in which Employee is or becomes involved appear to present a conflict of interest, Employee will promptly disclose the facts to the Company’s General Counsel so that a determination can be made as to whether a conflict of interest does exist.

2.2. Company Property. Employee will not remove any equipment, materials, property, records, documents, notes, diskettes, manuals, lists, data files, or any other tangible items (whether in duplicate or original form) (collectively “Company Property”) from the Company’s premises, except as is needed in the ordinary course of conducting Company business. At the time of Employee’s separation, or at any other time upon the Company’s request, Employee will immediately deliver to the Company any Company Property in Employee’s possession or control. To the maximum extent permitted by law, the Company reserves the right to deduct the cost of unreturned or damaged Company Property from any compensation owed to Employee.

2.3. Inventions.

(a) While employed by the Company, and for twelve (12) months thereafter, Employee will disclose promptly, completely and in writing to the Company, and hereby assigns and agrees to assign and bind Employee’s heirs, executors, or administrators to assign to the Company, any and all inventions, concepts, processes, diagrams, methods, apparatus, improvements, or any other technological “know how” (collectively “Company Inventions”), whether patentable, copyrightable, or otherwise subject to exclusive rights, which are discovered, conceived, and/or developed, either individually or jointly with others, (i) in connection with the performance of Employee’s duties for the Company, (ii) using or influenced by the Company’s time, data, facilities, materials, and/or proprietary information or technology, or (iii) that relate to Company Business. All such Company Inventions will be deemed “works for hire” commissioned by the Company to the fullest extent permitted by the copyright laws of the United States. Employee’s obligations under this paragraph apply without regard to whether an idea for an Invention or a solution to a problem occurs to Employee on the job, at home, or elsewhere. All such Company Inventions are the Company’s exclusive property, whether or not patent, trademark or copyright applications are filed thereon. This paragraph 2.3 does not apply to any patents, copyrights, trademarks, inventions, concepts, processes, diagrams, methods, apparatus, improvements, or any other technological “know how” filed, discovered, conceived, and/or developed by Employee, alone or jointly with others, prior to Employee’s employment with the Company (collectively “Prior Inventions”) or any other such technological “know how” filed, discovered, conceived, and/or developed by Employee after Employee’s employment with the Company, alone or jointly with others, independently of any knowledge, data or information gained exclusively or primarily during the course of Employee’s employment with the Company (collectively “Subsequent Inventions”).

(b) Employee represents that there are no currently existing Prior Inventions belonging to Employee or any third party, except that which he/she discloses in Exhibit A to this Agreement. The absence of anything set forth on Exhibit A, or the absence of Exhibit A entirely, constitutes Employee’s representation that there are no such Prior Inventions.

(c) While employed by the Company, and at all times thereafter, Employee will assist the Company, at the Company’s expense, in the preparation, execution, and delivery of any disclosures, patent, trademark or copyright applications or papers within the scope and intent of this Agreement required to obtain patents in this or in other countries and in connection with such other proceedings as may be necessary to enforce the Company’s rights in such Inventions against others or to vest title thereto in the Company, unless such assistance would conflict with a subsequent employment agreement or exclusive engagement. If such assistance takes place after Employee’s employment ends, Employee shall be paid by the Company at a reasonable rate for any time that Employee actually spends in such work at the Company’s request.

2.4. Confidentiality.

(a) While employed by the Company, and at all times thereafter, Employee will not, directly or indirectly, disclose, utilize, or authorize any disclosure of Confidential Information (as defined below) to any third person, except as expressly permitted in writing by the Company’s General Counsel.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following information relating to the Company or entrusted to the Company by its Business Associates (as defined below):

(i) customer lists, consultant lists, vendor information, and customer information as compiled by the Company, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms, contract expiration dates, and other compiled customer and vendor information;

(ii) internal practices and procedures, compensation and payroll information, and personnel data;

(iii) financial condition and financial results of operations;

(iv) supply of materials information, including sources and costs;

(v) information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, designs, schematics, inventions, creations, original works of authorship, or other subject matter relating to research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, licensing, and selling activities; and

(vi) any and all information, whether in oral or written form, having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use.

Excluded from this definition is information that (i) is in or enters the public domain without breach of this Agreement; (ii) is received from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) is required to be disclosed by order of a court or other governmental agency; provided that the Company shall first be given reasonable notice and opportunity to obtain a protective order against disclosure of such information.

2.5. Nonsolicitation.

(a) During Employee’s employment and during the Time Period (as defined below), Employee, whether personally or on behalf of any person or entity, will not:

(i) directly or indirectly solicit, accept business from, call upon, handle, deliver products or render services to any customer of the Company with whom Employee, alone or in conjunction with others, has corresponded, talked, solicited, or otherwise entered into or pursued a business relationship within the twelve (12) month period immediately preceding Employee’s separation for the purpose of selling such customer the same, similar, or related services or products that Employee provided on behalf of the Company; or

(ii) directly or indirectly solicit, encourage, induce, or convince any Business Associate to end, reduce, or change his/her/its relationship with the Company.

(b) For the purpose of this Agreement:

(i) “Time Period” means the period beginning from Employee’s separation date and ending either eighteen (18) or twelve (12) months thereafter (depending on the period of time during which Employee is receiving payments (or the time periods to which the payments relate) under the Employment Agreement, or if the Employee is not receiving payments pursuant to the Agreement, but is nevertheless subject to this Agreement, the Time Period shall be twelve (12) months); and

(ii) “Business Associate” means any individual or entity doing business with or rendering services to the Company within the twelve (12) month period immediately preceding Employee’s separation, including customers, employees, independent contractors, vendors, suppliers, or joint venture partners.

2.6. Authority to Contract; Warranties and Representations. Employee will not, without specific approval of an executive officer of the Company, borrow on behalf of the Company, purchase capital equipment, or sell any capital assets of the Company.

2.7. Non-Disparagement. Employee will not at any time disparage the Company or any of its employees, products, services, operations, policies, decisions, or programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee.

2.8. Lack of Prior Conflict. You represent that: (i) you are not prohibited from contacting the Company or entering into any employment arrangement with the Company; (ii) you rightfully possess any and all information that has been discussed or may be discussed with the Company in the future; (iii) no other person or entity has any interest in such information, arising out of any current or previous employment relationship or otherwise; and (iv) you have the lawful right to disclose such information to the Company, that such disclosure or any employment arrangement with the Company, will not violate the terms of any employment, non-compete, non-solicitation, confidentiality or non-disclosure agreement, or any other similar agreement, contract, law, code, regulation, or other rights, obligations or prohibitions applicable to such information, and that such information could not be considered in any way a trade secret in any jurisdiction.

2.9. Notification. During any applicable Time Period, Employee will inform any new employer or Business Associate (as defined above), prior to entering into an employment or business relationship, of the existence of this Agreement and will provide such new employer or Business Associate with a copy of this Agreement. Employee authorizes the Company to notify others, including Business Associates and Employee’s future employers, of Employee’s obligations under this Agreement.

2.10. Continuing Cooperation. Provided the Company reimburses Employee for any reasonable and necessary out-of-pocket expenses, Employee will fully cooperate with the Company and its legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Employee was directly or indirectly involved while serving as an Employee of the Company. This cooperation includes meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel, and being available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company.

Section Three
Miscellaneous Provisions

3.1 Survival. The covenants contained in Section Two of this Agreement shall survive the end of Employee’s employment, regardless of the manner of or reason for such separation.

3.2. Extension of Time. If Employee has breached or threatened to breach any of the covenants in this Agreement, and if the Company brings legal action for injunctive or other relief, such relief shall have the duration specified in Section Two, commencing from the date such relief is granted, but reduced by the period of time elapsed between Employee’s separation and Employee’s first breach of this Agreement.

3.3. Injunctive Relief; Attorney Fees. If Employee breaches the covenants in this Agreement, irreparable injury will result to the Company and its remedy at law for damages will be inadequate. As a result, upon reasonable notice, the Company shall be entitled to an injunction to restrain the continuing breach by Employee, or any other persons or entities acting for or with Employee, in addition to any other rights and remedies which the Company may have at law or in equity.

3.4. Rights to Employment. Subject to the terms and conditions set forth in this Agreement and in the employment agreement between the Employee and the Company, employment of Employee by the Company may be terminated by either Employee or the Company for any lawful reason at any time with or without cause.

3.5. Binding Affect/Assignment. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company without the consent of Employee. None of the rights or obligations under this Agreement shall be assigned or transferred by Employee.

3.6. Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona. Employee consents to venue and jurisdiction in the Superior Court of Maricopa County, State of Arizona, and in the United States District Court for the District of Arizona, and to service of process under Arizona law, in any action commenced to enforce this Agreement or to compel arbitration.

3.7. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any prior agreements and understandings regarding the subject matter covered herein. This Agreement may not be modified or amended except by a written document signed by the parties.

3.8. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a Court finds that any provision of this Agreement is overbroad with regard to its subject matter, geographic scope or duration, it may modify that provision to the extent necessary to make the provision enforceable.

3.9. Waiver. The Company’s failure to enforce any provisions of this Agreement shall not constitute a waiver of the Company’s right to pursue any prior or subsequent breach, violation or default of the Agreement.

The parties have had a reasonable opportunity to review and consider this Agreement with counsel of their choosing and, by their signatures below, enter into the Agreement willingly.

NORMAN STOUT	HYPERCOM CORPORATION
/s/ Norman Stout	By: /s/ Daniel D. Diethelm

Date: 12/26/07	For the Board of Directors

Date: 12/26/07

EXHIBIT A
TO
CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

This Exhibit A to the Employee Confidentiality & Non-Solicitation Agreement entered into between Hypercom Corporation and Norman Stout sets forth certain exclusions and prior assignments or grants as referenced in paragraph 2.3 of the Agreement.

I.	EXCLUSIONS.

Please describe below any Prior Inventions (as defined in paragraph 2.3 of the Agreement) that currently exist and which you wish to exclude from operation of this Agreement. Any such exclusion must be stated with sufficient specificity to distinguish Prior Inventions from Company Inventions (as defined in paragraph 2.3) which will be covered by operation of the Agreement (attach additional pages if necessary).

II.	PRIOR ASSIGNMENTS OR GRANTS.

Please describe below any contracts to assign or grant any rights in Prior Inventions now in existence between Employee and any other person or entity (attach additional pages if necessary).

ACCEPTED AND AGREED TO:
Norman Stout “Employee”	HYPERCOM CORPORATION “Company”
By: /s/ Norman Stout	By: /s/ Daniel D. Diethelm

Date: 12/26/07	For the Board of Directors

Date: 12/26/07